May 30, 2002

Thomas Joyce

Dear Mr. Joyce:

This Letter Agreement will confirm our offer of employment with Knight Trading Group, Inc. (the “Company”), and will govern the terms and conditions of your employment with the Company.

1.    Commencement Date; Term.    Your employment will commence on May 30, 2002 (the “Commencement Date”) and will continue through May 31, 2005 (the “Term”), unless sooner terminated pursuant to paragraph 9 below.

2.    Position; Duties.    You will be employed by the Company as its President and Chief Executive Officer. You will report to the Board of Directors of the Company (the “Board”), and shall perform such duties as are consistent with your position as President and Chief Executive Officer. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company. You will also be employed as Chief Executive Officer of Knight Securities L.P. and as the senior executive officer of such other subsidiaries as designated by the Board and approved by the board of directors of such subsidiaries.

3.    Signing Bonus.    On your Commencement Date, you will be granted a fully vested, immediately exercisable option to purchase 1,750,000 shares of Company common stock (“Shares”), as well as 250,000 Shares of restricted stock, which Shares shall vest in three equal installments on January 1 of 2003, 2004 and 2005, subject to the Performance Condition, as defined in paragraph 7 below.

4.    2002 Compensation.    For the remainder of 2002, you will be entitled to compensation under the Company’s Executive Incentive Plan (“EIP”) valued at no less than $3,916,000 consisting of the following: (i) cash equal to $2,491,000 of which $2,053,500 will be payable on or about December 31, 2002, subject to satisfaction of the Performance Condition, and of which $437,500 will be spread over the remainder of the year and paid pursuant to the Company’s normal payroll practices, (ii) a stock option, to be granted on the Commencement Date, having a value at such time equal to $855,000 based on the valuation method used by the Company under the EIP, which option will vest and become exercisable in three equal installments on December 31 of 2003, 2004 and 2005, and (iii) Shares of restricted stock, to be awarded on the Commencement Date having a value of $570,000 based on 75% of the average of the high and low sales prices of a Share on the trading day immediately preceding your Commencement Date, which Shares shall vest in three equal installments on December 31 of 2003, 2004 and 2005, subject to satisfaction of the Performance Condition. You will have an opportunity to earn total compensation in excess of $ 3,916,000 depending upon achievement of performance goals for the second half of 2002 as established by the Compensation Committee pursuant to the EIP, which are attached as Annex 1.

5.    2003 Compensation.    For 2003, you will be entitled to compensation under the EIP valued at no less than $4,000,000, consisting of the following: (i) cash equal to $2,575,000 of which $1,825,000 will be payable on or about December 31, 2003 subject to satisfaction of the Performance Condition, and of which $750,000 will be spread over the year and paid pursuant to the Company’s normal payroll practices, (ii) a stock option, to be granted on December 31, 2003, having a value at such time equal to $855,000 based on the valuation method used by the Company under the EIP, which option shall vest and become exercisable in three equal installments on December 31 of 2004, 2005 and 2006, and (iii) Shares of restricted stock, to be awarded on December 31, 2003, having a value of $ 570,000 based on 75% of the average of the high and low sales prices of a Share on the last day of trading in 2003, which Shares shall vest in three equal installments on December 31 of 2004, 2005 and 2006, subject to satisfaction of the Performance Condition. You will have an opportunity to earn total compensation in excess of $4,000,000 depending upon achievement of performance goals for 2003 to be established by the Compensation Committee pursuant to the EIP.

6.    Compensation after 2003.    For years after 2003, your compensation will be determined by the Compensation Committee pursuant to the EIP.

7.    Terms of Stock Options and Restricted Stock; Performance Condition.    Each stock option to be granted pursuant to paragraphs 3, 4 and 5 above (i) will have an exercise price per Share equal to the average of the high and low sales prices on the trading day immediately preceding the date of grant of the option, (ii) will expire upon the earliest of (a) the fifth anniversary of the date of grant, (b) as to unvested options (determined after taking into account those that become vested pursuant to paragraph 9 below), immediately upon your termination of employment for any reason, (c) as to vested options (including those that become vested pursuant to paragraph 9 below), the 91st day following termination of your employment for any reason, provided that if such termination is for “cause” (as defined below), vested options shall terminate immediately upon such termination of employment, and (iii) for tax purposes, will be non-qualified. Shares of restricted stock granted pursuant to paragraphs 3, 4 and 5 above that have not vested will be nontransferable and upon termination of your employment for any reason (subject to the provisions of paragraph 9 below), or, if earlier, upon non-satisfaction of the Performance Condition, will be forfeited back to the Company for no consideration. Once vested, the Shares will not be forfeitable, and may be transferred subject to Company trading policies and applicable securities laws. All stock options and restricted shares to be granted pursuant to this Letter Agreement will be granted under and subject to the terms of the Company’s 1998 Long-Term Incentive Plan (the “LTIP”), provided that neither the Committee thereunder nor the Board will exercise any discretion to cause the provisions of Sections 7(a) and (b) of the LTIP not to apply. For purposes of paragraphs 3 and 4, the Performance Condition shall be treated as satisfied if, for the period from June 1, 2002 through the end of the Company’s 2002 fiscal year, the Company’s average Nasdaq market share is at least 4% of total Nasdaq volume for all Nasdaq market participants as reported by the Nasdaq. For purposes of paragraph 5, the Performance Condition shall be treated as satisfied if, for the Company’s 2003 fiscal year, the Company’s average Nasdaq market share is at least 4% of total Nasdaq volume for all Nasdaq market participants as reported by the Nasdaq. Average market share shall be calculated using the monthly share volume for each month during the applicable performance period as reported by the Nasdaq Stock Market, Inc. For purposes of determining whether any other performance condition relating to your entitlement to compensation is satisfied, any fine or penalty assessed against the Company that is attributable to conduct prior to your Commencement Date will be disregarded to the extent it exceeds $5 million.

8.    Benefits.    You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to senior executives of the Company. In addition, the Company will provide you with a car and driver for your daily commute between your home and the office.

9.    Termination.    Notwithstanding the Term, you will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid. In addition, if, prior to the expiration of the Term, the Company terminates your employment other than for “cause” or other than by reason of your “disability”, or you resign for “good reason”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) full vesting of stock options and restricted stock awards previously granted to you, (ii) if such termination occurs during 2002 or 2003, a cash payment equal to the minimum cash amounts you would have received had you remained employed until the end of 2003, without regard to satisfaction of the Performance Condition, as well as a grant, to be made on the date of your termination of employment, of stock options and Shares of restricted stock having a value equal to $855,000 and $570,000 respectively, which grants shall be immediately vested, and (iii) if such termination occurs after 2003 and prior to expiration of the Term, a cash payment equal to $500,000. Your right to such payments, vesting and/or grants pursuant to the preceding sentence shall be conditional upon your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company. You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by you without “good reason”, or (iv) by the Company for “cause”, you will not be entitled to such payments, vesting and/or grants. For purposes of this paragraph 8, the following terms shall have the meanings set forth below:

“Cause” means a finding by the Board that (i) you have committed any act of willful misconduct, including fraud, in connection with your employment with the Company; (ii) you materially breach any provision of this Letter Agreement, which breach has not been cured within 10 days after you have received written notice of such breach; (iii) you fail, refuse or neglect (other than by reason of a physical or mental impairment) to timely perform any material duty or obligation under this Letter Agreement or to comply with any lawful directive of the Board, which failure, refusal or neglect has not been cured within 10 days after you have received written notice thereof; (iv) you violate any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its affiliates or any material general policy of the Company or its affiliates communicated in writing to you, which violation has not been cured within 10 days after you have received written notice thereof; (v) you are charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or that constitutes a felony; (vi) you are expelled or suspended, or subject to an order temporarily (for more than 90 days) or permanently enjoining you, from the securities, investment management or investment banking business or from acting in the capacity contemplated by this Letter Agreement by the Securities and Exchange Commission, the National Association of Stock Dealers, any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal; or (vii) you fail to obtain or maintain any registration, license or other authorization or approval that is required to enable you to perform your duties hereunder, which failure has not been cured within a reasonable period after you have received written notice thereof.

“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days.

“Good Reason” means (i) a material breach by the Company of its obligations under this Letter Agreement, including without limitation a material diminution in your title, duties responsibilities or authority without your consent, which breach has not been cured within 10 days after you have provided the Company with written notice of such breach, (ii) an indictment against the Company for a crime relating solely to conduct that occurred prior to your Commencement Date.

10.    Confidential Information.    You acknowledge and agree that confidential information, obtained by you while employed by the Company, or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

11.    Future Cooperation.    You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

12.    Indemnification.    The Company will indemnify and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of actions, debts and expenses (including attorneys fees) arising from and in connection with your employment by the Company and in the performance of your duties for the Company to the maximum extent permitted under the laws of Delaware, subject to the by-laws of the Company. Such indemnification shall not apply to any such liabilities, suits, claims, actions, causes of actions, debts or expenses resulting from any action by you constituting gross negligence, fraud or criminal conduct.

13.    Key Man Insurance.    While you are employed by the Company, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. You will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

14.    Withholding.    The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.

15.    Governing Law.    The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except, as to stock-based awards under the LTIP, where the governing law provision contained in the LTIP shall control.

16.    Waiver.    This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

17.    Assignment.    This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any successor to its business.

18.    Dispute Resolution.    To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving your employment or this Letter Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, and any other federal, state or local laws, rules or regulations, will be resolved by binding arbitration before the American Arbitration Association, National Association of Securities Dealers, Inc., JAMS/Endispute, or any other similar association mutually agreed to by the Company and you. Any such arbitration shall be held in New York City. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be borne by the Company if you prevail, in whole or in part. Each party shall bear its own witness expenses and attorneys’ fees.

19.    Survival.    Notwithstanding anything contained herein to the contrary, the provisions of paragraph 10, 11, 12 and 18 shall survive termination of your employment with the Company and its affiliates.

20.    Entire Agreement; No Conflicts.    This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

21.    Counterparts.    This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

*    *    *    *

Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.

Sincerely yours,

KNIGHT TRADING GROUP, INC.

By:	/S/ CHARLES DOHERTY
Charles Doherty Chairman

AGREED TO AND ACCEPTED BY:

/S/    THOMAS JOYCE

Thomas Joyce